Exhibit 10.1

August 16, 2011

Michael J. Borman

Re:	Separation Agreement

Dear Mike:

This letter agreement (this “Agreement”) constitutes the agreement between you and Blue Coat Systems, Inc. (the “Company”) regarding your separation from employment with the Company.

Separation Date. Your employment with the Company will terminate on August 16, 2011 (hereinafter “Separation Date”). As of the Separation Date, you resign from all of your positions with the Company and its subsidiaries. As of the Separation Date, you resign from the Company’s Board of Directors.

Final Salary; COBRA. Regardless of whether you sign the Release (as defined in Section 4), you will be paid the balance of your earned salary through the Separation Date, which shall be paid in accordance with applicable law. As of the Separation Date, you will no longer be eligible to participate in any of the Company’s benefit or compensation plans, except as provided by law or the terms of the applicable plans, and your Company equity awards will cease vesting. Information regarding your rights to continuation of your health insurance coverage under the terms of COBRA will be sent to you under separate cover. To the extent that you have such rights, nothing in this Agreement will impair them.

Status as of Separation Date. As of your Separation Date, you will no longer be an employee of the Company or its affiliates. As of your Separation Date, you will return to the Company any building key, security pass, or other access or identification cards (including any business cards) and any company property that is currently in your possession, including any documents, credit cards, computer equipment and mobile phones. By no later than ten days after your Separation Date, you will clear all expense accounts and pay all amounts owed on any corporate credit card(s) that the Company previously issued to you. The Company will reimburse you in accordance with its existing policies for any legitimate expenses you incurred on company business prior to the effective date of your termination consistent with the Company’s expense reimbursement policy.

Separation Benefits. In consideration of your execution of the execution of the General Release of All Claims in the form attached hereto as Exhibit A (the “Release”), the Company will provide to you the following separation benefits (the “Separation Benefits”), less customary payroll deductions, if you sign and do not revoke this Agreement, and subject to your compliance with this Agreement and the Release:

The amount of $1,170,000, representing an amount equal to your annual base salary and 100% of your annual target compensation, which shall be paid in a single lump sum on the 35th calendar day following the Separation Date; and

If you timely elect COBRA coverage for yourself and your eligible dependents, reimbursement of COBRA premiums for up to 12 months from your Separation Date (which payment shall be made no later than the month of such coverage), subject to earlier cessation in the event you become eligible for group health coverage from another employer.

CEO Change in Control Severance Agreement. Notwithstanding anything to the contrary in this Agreement, including without limitation payment of the Separation Benefits and your execution and non-revocation of this Agreement and/or the Release, in the event of a Change in Control (as defined in the CEO Change in Control Severance Agreement between you and the Company, dated September 1, 2010 (the “CEO Change in Control Agreement”)) occurring on or prior to October 16, 2011 and provided you satisfy the conditions set forth in such CEO Change in Control Agreement, you shall be entitled to all of the Change in Control Severance Benefits (as defined in the CEO Change in Control Agreement), less any amount previously paid as Separation Benefits under this Agreement.

Arbitration. Any dispute relating to the terms of your Separation or the Release (“Dispute”), shall be finally resolved by arbitration under the administration of JAMS and in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (“Rules”) in Santa Clara County, California. Copies of these rules are available at http://www.jamsadr.com, and shall be made available to you upon request. Any disputes concerning the enforcement, scope, or applicability of this Arbitration Provision shall in the first instance be determined by the arbitrator in accordance with the Federal Arbitration Act. Should either of us disregard this provision and initiate an action in any court or administrative agency with respect to a Dispute, the other party may apply to a court of competent jurisdiction to order the matter to arbitration. The prevailing party in any such hearing shall be entitled to recover its reasonable costs and attorneys’ fees incurred in connection therewith.

Either of us may initiate arbitration to resolve a Dispute by delivering to the other party through personal delivery, certified or registered mail, a written demand for arbitration. The demand shall include a concise statement of the issue(s) to be arbitrated, along with a statement setting forth the relief requested. Along with the demand for arbitration, if you are the filing party, you shall submit a check or money order payable to “JAMS” in the amount of the then prevailing JAMS initial Case Management Fee, as your portion of the administrative fees of the arbitration. Thereafter, the remaining costs of the arbitration (such as the arbitrator’s fees, costs of a court reporter, and room rental fees, if any), but not the cost of any transcript, shall be paid by the Company. Any remaining fees and costs, including but not limited to attorneys’ fees shall, subject to any remedy to which the prevailing party may be entitled to under the law, be borne by each party to the same extent as that party would be responsible for such fees and costs were the

Dispute litigated in court. Any demand for arbitration by either of us must be filed within the statute or statutes of limitation that is or are applicable to the claim or claims relating to the Dispute upon which arbitration is sought or required. Any failure to request arbitration within this time frame and according to this Arbitration Provision shall constitute a waiver of all rights to raise any claims in any forum arising out of the Dispute.

The arbitrator shall be empowered to award either party any remedy at law or in equity to which the prevailing party would otherwise have been entitled had the Dispute been litigated in court, including but not limited to, general, special and punitive damages, recoverable costs, attorney fees (where provided by statute or contract) and injunctive relief; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with law. The arbitrator shall issue a signed written statement regarding the disposition of each claim of the Dispute and the relief, if any, awarded as to each claim. The arbitrator will also provide a concise written statement of the reasons for the award, stating the essential findings and conclusions on which the award was based.

Governing Law. This Agreement will in all respects be interpreted and governed under the laws of the State of California.

Governing Law. This Agreement will in all respects be interpreted and governed under the laws of the State of California.

Severability. If any provision of this Agreement is determined by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

Consideration and Acceptance of Agreement; Effective Date of Agreement. You have 21 days to consider and accept the terms of this Agreement and the Release (although you may accept it at any time within those 21 days). Once signed, please send the Agreement and the Release to the attention of Betsy E. Bayha, General Counsel, at the Company. The date of your signature will constitute the “effective date” of this Agreement. This Agreement may be signed in counterparts, which together shall constitute one agreement. Notifications given under this Agreement and with respect to the Release should be personally delivered, sent by recognized international courier (e.g. Federal Express) with a return receipt requested or sent certified mail.

No Further Claims. As of the date of your signature below, you agree that you have received all compensation and benefits owed to you by the Company (except your earned salary through the Separation Date and, if you sign and do not revoke the Release, the Severance Payment). As of the date of your signature below, you have no employment-related claims against the Company and have no intention of filing such claims in the future. You further acknowledge that you have not assigned any claims arising out of your employment to any third party.

We wish you every success in your future endeavors.

Sincerely,

Blue Coat Systems, Inc.

By:	/s/ David W. Hanna
David W. Hanna
Chairman of the Board of Directors

By signing this Agreement, I acknowledge that I have carefully reviewed and considered this Agreement; that I fully understand all of its terms; and that I voluntarily agree to them.

/s/ Michael J. Borman
Michael J. Borman

Dated: August 17, 2011

GENERAL RELEASE OF CLAIMS

Michael J. Borman (“Employee”), on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges Blue Coat Systems, Inc. (the “Company”) and its past, present and future directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Employee’s employment with the Company, including the termination of that employment.

Employee understands and agrees that this General Release of All Claims (the “Release”) is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act or any other federal or state law or regulation relating to employment or employment discrimination. Employee further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law. Notwithstanding the foregoing, this Release does not apply to (x) claims which cannot be released as a matter of law, (y) any right Employee may have to enforce the Agreement or (z) Employee’s eligibility for indemnification in accordance with applicable laws, the charter and bylaws of the Company or any indemnification agreement or fiduciary insurance policy Employee has with the Company.

Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Employee.

In addition, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, and any law of any jurisdiction of similar effect. Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the fullest extent permitted by applicable law.

This Release constitutes the entire agreement between Employee and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Employee understands and agrees that this Release may be modified only in a written document signed by Employee and a duly authorized officer of the Company.

Employee agrees that the Company shall have no duty to provide to Employee any severance benefits described in the Agreement unless and until Employee (a) has signed the Company’s Proprietary Information and Inventions Agreement (“PIIA”) and (b) has returned to the Company any and all of the Company’s property in Employee’s possession or under Employee’s control (including, but not limited to, cellular phones; computers; keys; credit cards; access badges; Company files or documents, including copies thereof; or facsimile machines). Employee further agrees that at all times in the future Employee shall remain bound by the PIIA.

Employee understands that Employee has the right to consult with an attorney before signing this Release. Employee also understands that Employee has 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of Employee’s own choosing, and decide to execute it or not execute it. Employee also understands that Employee may revoke this Release during a period of seven days after Employee signs it and that this Release will not become effective for seven days after Employee signs it (and then only if Employee does not revoke it). In order to revoke this Release, within seven days after Employee executes this Release Employee must deliver to Betsy E. Bayha, General Counsel, at the Company a letter stating that Employee is revoking it. Employee understands that if Employee chooses to revoke this Release within seven days after Employee signs it, Employee will not receive any Severance Payment and the Release will have no effect.

Employee states that before signing this Release, Employee:

Has read it;

Understands it;

Knows that he is giving up important rights;

Is aware of his or her right to consult an attorney before signing it; and

Has signed it knowingly and voluntarily.

/s/ Michael J. Borman
Michael J. Borman

Dated: August 17, 2011